UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Sensata Technologies Holding N.V.

(Name of Issuer)

Ordinary Shares, €0.01 Nominal Value Per Share

(Title of Class of Securities)

N7902X106

(CUSIP Number)

December 31, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G/A

CUSIP No. N7902X106	Page 2 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Sensata Investment Company S.C.A.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) OO

13G/A

CUSIP No. N7902X106	Page 3 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Fund VIII, L.P. EIN No.: 98-0425021
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 4 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital VIII Coinvestment Fund, L.P. EIN No.: 98-0425022
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 30,550,532 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 5 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Partners VIII, L.P. EIN No.: 98-0425023
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 6 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Fund VIII-E, L.P. EIN No.: 98-0434669
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 7 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Partners VIII-E, L.P. EIN No.: 98-0434668
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 8 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Fund IX, L.P. EIN No.: 98-0480737
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 9 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital IX Coinvestment Fund, L.P. EIN No.: 98-0480739
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 10 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Partners IX, L.P. EIN No.: 98-0480738
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 11 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Associates III EIN No.: 01-0621883
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 12 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Trust Associates III EIN No.: 01-0598368
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 13 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Associates III-B EIN No.: 01-0598385
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 14 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Trust Associates III-B EIN No.: 01-0624013
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 15 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Associates-G EIN No.: 20-2194543
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 16 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Sensata Management Company S.A.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 17 of 26 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Investors, LLC EIN No.: 04-3521615
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0 (See Item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 0 (See Item 4)
9	Aggregate amount beneficially owned by each reporting person 0 (See Item 4)
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0% (See Item 4) (a)
12	Type of reporting person (see instructions) PN

13G/A

CUSIP No. N7902X106	Page 18 of 26 Pages

Item 1(a)	Name of Issuer:

Sensata Technologies Holding N.V. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Kolthofsingel 8, 7602 EM Almelo

The Netherlands.

Item 2(a)	Name of Person Filing:

Sensata Investment Company S.C.A (“Sensata Investment Co.”), Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Partners VIII, L.P. (“Bain Capital VIII”), Bain Capital Fund VIII-E, L.P. (Fund VIII-E”), Bain Capital Partners VIII-E, L.P. (“Bain Capital VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), Bain Capital Partners IX, L.P. (“Bain Capital IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”), BCIP Associates-G (“BCIP-G”), Sensata Management Company S.A. (“Sensata Management Co.”) and Bain Capital Investors, LLC (“BCI”) (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2015, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G/A jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

Item 2(c)	Citizenship:

Each of Sensata Investment Co. and Sensata Management Co. is organized under the laws of Luxembourg.

Each of Fund VIII, Coinvestment VIII, Bain Capital VIII, Fund VIII-E, Bain Capital VIII-E, Fund IX, Coinvestment IX, Bain Capital IX, BCIP III, BCIP Trust III, BCIP III-B and BCIP Trust III-B is organized under the laws of the Cayman Islands

Each of BCIP-G and BCI is organized under the laws of the State of Delaware.

Item 2(d)	Title of Class of Securities:

Ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”)

13G/A

CUSIP No. N7902X106	Page 19 of 26 Pages

Item 2(e)	CUSIP Number:

N7902X106

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned: None.

Neither the filing of this Schedule 13G/A nor any of its contents shall be deemed to constitute an admission by any Reporting Person that it is the beneficial owner of any of the Ordinary Shares referred to herein for purposes of Section 13(d) of the Act, or for any other purpose.

(b)	Percent of class: 0%.

13G/A

CUSIP No. N7902X106	Page 20 of 26 Pages

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Item 5 on the cover pages hereto.

(ii)	shared power to vote or to direct the vote: See Item 6 on the cover pages hereto.

(iii)	sole power to dispose or to direct the disposition of: See Item 7 on the cover pages hereto.

(iv)	shared power to dispose or to direct the disposition of: See Item 8 on the cover pages hereto.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

As a result of the relationship described in Item 4(a), the Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2015

SENSATA INVESTMENT COMPANY S.C.A.
SENSATA MANAGEMENT COMPANY S.A.

By:	/s/ Stephen M. Zide
Name:	Stephen M. Zide
Title:	Authorized Signatory

BAIN CAPITAL INVESTORS, LLC

By:	/s/ Stephen M. Zide
Name:	Stephen M. Zide
Its:	Managing Director

BAIN CAPITAL FUND VIII, L.P.
BAIN CAPITAL VIII COINVESTMENT FUND, L.P.

By:	Bain Capital Partners VIII, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL PARTNERS VIII, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL FUND VIII-E, L.P.

By:	Bain Capital Partners VIII-E, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL PARTNERS VIII-E, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL FUND IX, L.P.
BAIN CAPITAL IX COINVESTMENT FUND, L.P.

By:	Bain Capital Partners IX, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL PARTNERS IX, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BCIP ASSOCIATES III
BCIP ASSOCIATES III-B
BCIP TRUST ASSOCIATES III
BCIP TRUST ASSOCIATES III-B
BCIP ASSOCIATES-G

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G/A

The undersigned hereby agree that a single Schedule 13G/A (or any amendment thereto) relating to the Ordinary Shares of Sensata Technologies Holding N.V. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G/A.

Date: February 17, 2015

SENSATA INVESTMENT COMPANY S.C.A.
SENSATA MANAGEMENT COMPANY S.A.

By:	/s/ Stephen M. Zide
Name:	Stephen M. Zide
Title:	Authorized Signatory

BAIN CAPITAL INVESTORS, LLC

By:	/s/ Stephen M. Zide
Name:	Stephen M. Zide
Its:	Managing Director

BAIN CAPITAL FUND VIII, L.P.
BAIN CAPITAL VIII COINVESTMENT FUND, L.P.

By:	Bain Capital Partners VIII, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL PARTNERS VIII, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL FUND VIII-E, L.P.

By:	Bain Capital Partners VIII-E, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL PARTNERS VIII-E, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL FUND IX, L.P.
BAIN CAPITAL IX COINVESTMENT FUND, L.P.

By:	Bain Capital Partners IX, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BAIN CAPITAL PARTNERS IX, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director

BCIP ASSOCIATES III
BCIP ASSOCIATES III-B
BCIP TRUST ASSOCIATES III
BCIP TRUST ASSOCIATES III-B
BCIP ASSOCIATES-G

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
	Name:	Stephen M. Zide
	Its:	Managing Director